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                    AMENDMENT TO THE CAPITAL SOURCE II L.P.-A
                          LIMITED PARTNERSHIP AGREEMENT


         The Limited Partnership Agreement of Capital Source II L.P.-A, a Delaware limited partnership (the "Partnership"), by and between Hutton Insured Mortgage Equities II L.P., a Delaware limited partnership, TIG Insured Mortgage Equities II Inc., a Delaware Corporation, and H/T Corp. II-A, is hereby amended as follows:

         WHEREAS, the general partners of the Partnership (the "General Partners") have changed their corporate names; and

         WHEREAS, the General Partners have determined it to be in the best interests of the Partnership to amend the Limited Partnership Agreement pursuant to Section 12.02(b) as stated below.

                                   WITNESSETH

         1. The General Partners of the Partnership are Insured Mortgage Equities II L.P. and America First Capital Source II L.L.C.

         2. Sections 7.01 and 7.02 of the Limited Partnership Agreement are amended as follows:

         The first sentence of Sections 7.01 and 7.02, which both currently read "The Units shall be evidenced by Beneficial Ownership Certificates which shall be issued in registered form only," shall be deleted and replaced with the following sentence: "Ownership of the Units shall be evidenced solely by the books and records of the Partnership."

         3. Section 10.01 of the Limited Partnership Agreement is amended as follows:

         The first sentence of Section 10.01(b), which currently reads "Notice of any meeting to be held pursuant to Section 10.01(a) shall be given not less than 10 days nor more than 60 days before the date of the meeting to each Limited Partner and Unit holder at his record address, or at such other address which he may have furnished in writing to the General Partners," shall be deleted and replaced with the following sentence: "Notice of any meeting to be held pursuant to Section 10.01(a) shall be given not less than 10 days nor more than 120 days before the date of the meeting to each Limited Partner and Unit holder at his record address, or at such other address which he may have furnished in writing to the General Partners."

         The last sentence of Section 10.01(c), which currently reads "Such date shall not be more than 60 days nor less than 10 days before any such meeting or submission of a matter to the Limited Partners and Unit holders for a vote by written Consent," shall be deleted and replaced with the following sentence: "Such date shall not be more than 120 days nor



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         less than 10 days before any such meeting or submission of a matter to the Limited Partners and Unit holders for a vote by written Consent."

         IN WITNESS WHEREOF, the undersigned have set their hand, as of the 19th day of July, 1999.



                                   America First Capital Source II L.L.C., as general partner

                                   By:      /s/ MICHAEL THESING
                                            -------------------------------
                                            Michael Thesing, Vice President



                                   Insured Mortgage Equities II L.P., as general partner

                                   By:  CS Housing II Inc., as general partner

                                            By:  /s/ MICHAEL THESING
                                            -------------------------------
                                            Michael Thesing, Vice President

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